                                                                    EXHIBIT 4(e)

                  FOURTH AMENDMENT DATED AS OF APRIL 20, 2001
               TO CREDIT AGREEMENT DATED AS OF DECEMBER 12, 1997

          This Fourth Amendment and Waiver (this "Amendment"), dated as of April 20, 2001, is made by and among MATERIAL SCIENCES CORPORATION, a Delaware corporation (the "Company"), the financial institutions party hereto (the "Banks"), and Bank of America, N.A., as agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined, terms defined in the Credit Agreement shall have the same respective meanings when used herein.


                             W I T N E S S E T H:
                             -------------------

          WHEREAS, the Company, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 12, 1997 (as amended or modified and in effect on the date hereof, the "Credit Agreement");

          WHEREAS, the Company has requested that the Banks and the Agent agree to amend or modify the Credit Agreement as set forth herein; and

          WHEREAS, the Banks and the Agent are willing to amend or modify the Credit Agreement on the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which is hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

                                   ARTICLE I

                                  AMENDMENTS
                                  ----------

     The Credit Agreement is amended as follows:

          (a) Article I of the Credit Agreement is hereby amended so as to add the following definitions:

          "Bekaert" means Bekaert Corporation, a Delaware corporation (or N.V.
           -------
     Bekaert, S.A., a Belgium corporation, or a subsidiary thereof).

          "ISF" means Innovative Specialty Films, LLC, a Delaware limited
           ---
     liability company comprising the joint venture structured pursuant to the ISF Joint Venture Agreement.

          "ISF Closing" means the date the ISF Transaction is consummated.
           -----------

          "ISF Joint Venture Agreement" means the Contribution and Joint Venture
           ---------------------------
     Formation Agreement dated as of October 15, 1998 between MSC/SFI and
     Bekaert.

          "ISF Letter of Intent" means a Letter of Intent among the Company,
           --------------------
     Bekaert, MSC/SFI and ISF relating to the ISF Transaction (The ISF Letter of Intent may be entered into after the date of the Fourth Amendment, it being understood that upon execution thereof, the Company shall promptly furnish a copy thereof to the Banks.)

          "ISF Transaction Agreement" means the definitive agreement(s)
           -------------------------
     evidencing the ISF Transaction.

          "ISF Net Cash Proceeds" means the cash proceeds received by the
           ---------------------
     Company from the ISF Closing, net of taxes, expenses and other amounts.

          "ISF Transaction" means the transaction pursuant to which the MSC/SFI
           ---------------
     Net Assets shall be combined with ISF or its business, resulting in the ISF Net Cash Proceeds.

          "MSC/SFI" means MSC Specialty Films, Inc., a Subsidiary of the
           -------
     Company.

          "MSC/SFI Net Assets" means the assets of MSC/SFI, together with
           ------------------
     related liabilities consisting of third party debt and ordinary course payables and accruals, as represented by the financial statements of MSC/SFI dated February 28, 2001 (a copy of which the Company warrants have been furnished to the Banks).

          (b) Article I of the Credit Agreement is further amended so that the definition of "Adjusted EBITDA" shall read in its entirety as follows:

               "Adjusted EBITDA" means, for any period, the Adjusted Net Income
                ---------------
          for such period, plus
                           ----

               (A) the aggregate amount deducted in determining such Adjusted Net Income in respect of (i) interest expense, (ii) income taxes,
          (iii) depreciation, (iv) amortization, (v) losses of Joint Ventures, as reflected in the consolidated income statement of the Company for such period, and (vi) any extraordinary items of loss under GAAP for such period and other non-recurring items of loss for such period, less
          ----

               (B) the aggregate amount added in determining such Adjusted Net Income in respect of (i) income of Joint Ventures, as reflected in the consolidated income statement of the Company for such period, and (ii) any extraordinary items of gain under GAAP for such period and other non-recurring items of gain for such period.

         Adjusted EBITDA shall be determined so as to include cash dividends and other cash distributions received by the Company or its Subsidiaries from Joint Ventures during such period. Interest expense shall include, without limitation, the portion of any obligation under capital leases allocable to interest expense in accordance with GAAP, and the portion of any debt discount that shall be amortized in such period. With respect to any period during which an Acquisition was consummated, the Adjusted EBITDA shall be determined as if such Acquisition had occurred at the beginning of such period. After the ISF Closing (if it occurs), Adjusted EBITDA shall exclude 50% of the Adjusted EBITDA attributable to the MSC/SFI Net Assets for the portion of any such period which occurs before the ISF Closing.

         (c) Article I of the Credit Agreement is further amended so that the definition of "Applicable Margin" shall read in its entirety as follows:

               "Applicable Margin" as to any Offshore Rate Loan, Base Rate
               -----------------
         Loan or Commitment Fee, means a margin per annum based on the Consolidated Debt to Adjusted EBITDA Ratio, as follows:

         ======================================================================
          Consolidated Debt to     Margin for                      Margin for
           Adjusted EBITDA       Offshore Rate   Margin for Base   Commitment
              Ratio (R)               Loan          Rate Loan          Fee
         ======================================================================


          3.5:1*R                    3.000%           1.500%          0.500%
         ----------------------------------------------------------------------
          3.0:1*R*3.5:1              2.500%           1.000%          0.375%
         ----------------------------------------------------------------------
          2.50:1*R*3.0:1             2.250%           0.750%          0.375%
         ----------------------------------------------------------------------
          2.00:1*R*2.50:1            2.000%           0.500%          0.250%
         ----------------------------------------------------------------------
          R*2.00:1                   1.750%           0.250%          0.250%
         ======================================================================

          * equals to less than

          For purposes of the foregoing table, "R" means the "Consolidated Debt to Adjusted EBITDA Ratio." The Applicable Margin will be adjusted, based on the Consolidated Debt to Adjusted EBITDA Ratio as of the last day of each fiscal quarter, as reflected in the Compliance Certificate furnished pursuant to subsection 7.2(b), such adjustment to occur on the first day of the calendar month immediately succeeding the calendar month in which the Compliance Certificate is received; provided, that if the Company fails to deliver a Compliance Certificate by the date required pursuant to subsection 7.2(b), the margin in the top row shall apply until such Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from April 20, 2001 to the date the Agent shall have received the Compliance Certificate for the quarter ending August 31, 2001, the Applicable Margin for Base Rate Loans shall be 1.75% per annum, the Applicable Margin for Offshore Rate Loans shall be 3.25% per annum, and the Applicable Margin for the Commitment Fee shall be 0.50% per annum.

          (d) Article I of the Credit Agreement is further amended so that the definition of "Combined Commitment" shall read in its entirety as follows:

               "Combined Commitment" means $50,000,000 as such amount may be
                -------------------
          from time to time reduced under Sections 2.5 or 2.7 of this Agreement or pursuant to the Fourth Amendment to this Agreement.

          (e) Article I of the Credit Agreement is further amended so that the definition of "Commitment" shall read in its entirety as follows:

               "Commitment" means, with respect to (i) The Northern Trust
                ----------
          Company, $13,888,888.88 and (ii) Bank of America, $36,111,111.12, in
          each case as the same may be reduced pursuant to Sections 2.5 or 2.7 or as a result of one or more assignments under Section 12.8, or pursuant to the Fourth Amendment to this Agreement.

          (f) Article I of the Credit Agreement is further amended so that the definition of "Consolidated Debt" shall read as follows:

               "Consolidated Debt" means, at any time, all Indebtedness of the
                -----------------
          Company and its Subsidiaries on a consolidated basis.

          (g) Article I of the Credit Agreement is further amended by adding thereto a definition of "Consolidated Debt to Adjusted EBITDA Ratio" as follows:

               "Consolidated Debt to Adjusted EBITDA Ratio" means as of any
                ------------------------------------------
          date of determination, the ratio of (i) total consolidated Indebtedness of the Company on such date to (ii) Adjusted EBITDA for the most recent period of four consecutive fiscal quarters then ended.

          (h) Article I of the Credit Agreement is further amended so as to add thereto a definition of "Fixed Charge Coverage Ratio", as follows:

               "Fixed Charge Coverage Ratio" means for any period the ratio of:
                ---------------------------

               (A)(i) Adjusted EBITDA plus consolidated operating lease payments of the Company, less consolidated capital expenditures of the
                                   ----
          Company for such period, less consolidated net cash income taxes paid
                                   ----
          in cash during such period, to

               (B)(i) consolidated operating lease payments of the Company during such period, plus (ii) consolidated net interest expense
                              ----
          (including rent allocable to interest expense under capital leases and amortization of debt discount) of the Company paid in cash during such period, plus (iii) principal payments during such period on consolidated long-term Indebtedness of the Company (including the current portion thereof).

          After the ISF Closing (if it occurs), the Fixed Charge Coverage Ratio shall be determined so as to exclude fixed charges attributable to the MSC/SFI Net Assets for any portion of such period which occurs before the ISF Closing, such fixed charges so attributable to the MSC/SFI Net Assets to consist of operating lease payments, capital expenditures, net cash income taxes, interest paid by the Company during such period on up to $20,000,000 of principal of the Revolving Loans (but only to the extent such principal was outstanding, as calculated by the Company, with the concurrence of the Agent), interest expense with respect to Indebtedness (other than the Revolving Loans), and principal payments on long-term Indebtedness (including the current portion thereof). For any period during which an Acquisition shall have been consummated, the Fixed Charge Coverage Ratio shall be determined as if such Acquisition were consummated at the beginning of such period.

          (i) Article I of the Credit Agreement is further amended so that the definition of "L/C Commitment" shall read in its entirety as follows:

                    "L/C Commitment" means the commitment of the Issuing Bank
                     --------------
          to Issue, and the commitment of the Banks severally to participate in, Letters of Credit (including any Time Drafts which have been accepted) from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed the amount of $10,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5; provided that the L/C Commitment is a part of the Combined Commitment, rather than a separate, independent commitment.

          (j) Section 2.5 of the Credit Agreement is hereby amended so that the third sentence shall read in its entirety as follows:

          Any reduction of the Combined Commitment shall be applied to each Bank according to its Pro Rata Share.

          (k) Section 6.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

                    6.11  Financial Condition.  (a) The audited consolidated
                          -------------------
          financial statements of the Company and its Subsidiaries dated February 28, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the respective dates thereof and results of operations for the period covered thereby; and (b) since February 28, 2001, there has been no Material Adverse Effect.

          (l) Section 7.1 of the Credit Agreement is hereby amended so as to add subsections (d), (e) and (f) as follows:

                    (d) so long as the Consolidated Debt to Adjusted EBITDA Ratio exceeds 2.75:1.0, not later than 45 days after the end of each month (commencing with the month of April, 2001), a copy of an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income and cash flows for such month, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.1(a);


                 (e) commencing with the fiscal year ended December 31, 2000, as soon as available, but not later than 90 days after the end of each fiscal year of ISF (or 150 days in the case of its fiscal year ended December 31, 2000), a copy of the audited consolidated balance sheet of ISF and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of an Independent Auditor, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the ISF's or any Subsidiary's records; and

                 (f) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 2001), a copy of the unaudited consolidated balance sheets of ISF and its Subsidiaries, and the related consolidated statements of income, shareholders' equity and cash flows for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.1(e).

          (m) Section 7.2(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

                 (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer (it being understood that such Compliance Certificate shall be revised to reflect the Fourth Amendment);

          (n) Section 8.4 of the Credit Agreement is hereby amended by adding the following at the end of such Section:

                 Notwithstanding the foregoing, on and after April 20, 2001, the Company shall not, and shall not permit any Subsidiary to, make any Investment pursuant to subsections 8.4(d), (e) or (k), except for the following: (i) the ISF Transaction, (ii) Investments in Joint Ventures entered into before such date (the "Existing JV's") in an aggregate amount not exceeding $3,500,000 for all such Existing JV's, (iii) Investments in a Joint Venture in Asia to be entered into after such date ("Asian JV") in an aggregate amount not exceeding $500,000 for the Asian JV, (iv) an Investment in ISF of up to $3,500,000 to permit ISF to acquire NeoVac (the "NeoVac Investment"), and (v) the Acquisition of GAC for cash consideration not exceeding $7,000,000; provided, however, that after the ISF Closing, the Investments of the
          --------- -------
          Company
          and its Subsidiaries made after April 20, 2001 in Joint Ventures (whether the Existing JV's, or the Asian JV, or the Joint Venture resulting from the ISF Transaction) may be increased up to (but not in excess of) $8,000,000 for all such Joint Ventures (in addition to the NeoVac Investment).

          (o) Section 8.5 of the Credit Agreement is hereby amended by adding the following at the end of such Section:

                 Notwithstanding the foregoing, on and after April 20, 2001, the Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness pursuant to subsections 8.5(d), (e) and (f), except for Indebtedness of up to $500,000 in connection with capital leases entered into after such date.

          (p) Section 8.9 of the Credit Agreement is hereby amended by adding the following at the end of such Section:

                 Notwithstanding the foregoing, on and after April 20, 2001, the Company shall not, and shall not permit any Subsidiary to, enter into any Joint Venture (other than the ISF Transaction and the Asian JV).

          (q) Section 8.10(b) of the Credit Agreement is amended by substituting "$7,000,000" for "$10,000,000".

          (r) Section 8.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

                 8.11 Restricted Payments. After April 20, 2001, the Company
                      -------------------
          shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, except that the Company may declare and make dividend payments or other distributions payable solely in its common stock.

          (s) Article VIII of the Credit Agreement is hereby amended by adding thereto Section 8.16 as follows:

                 8.16  ISF.  Notwithstanding any provisions herein to the
                       ---
          contrary, the Company shall not incur or permit any Subsidiary to incur any Guaranty Obligation with respect to any Indebtedness of ISF.

          (t) Article VIII of the Credit Agreement is amended by adding thereto
Section 8.17 as follows:

                 8.17 Minimum Cash Balance.  After the ISF Closing until
                      --------------------
          compliance by the Company with the financial tests in Sections 9.1,
          9.2 and 9.3 hereof for the fiscal quarter ending February 28, 2002 (as evidenced by a Compliance Certificate received by the Agent for such quarter), the Company shall not at any time permit the balance of readily available cash on deposit with one or more of the Banks, to be less than $10,000,000.

          (u) Section 9.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

                 9.1  Minimum Net Worth. The Company shall not permit at any
                      -----------------
          time the consolidated net worth of the Company and its Subsidiaries to be less than the sum of (i) $145,000,000 plus (ii) 40% of cumulative consolidated net earnings (but without giving effect to any consolidated net losses) of the Company and its Subsidiaries accruing after February 28, 2001.

          (v) Section 9.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

                 9.2  Consolidated Debt to Adjusted EBITDA Ratio. The Company
                      ------------------------------------------
          shall not permit, as of the last day of any period consisting of four consecutive fiscal quarters, its Consolidated Debt to Adjusted EBITDA Ratio to be greater than the ratio applicable to such period, as follows:


          ======================================================================
                         Ratio                  Period Ending
          ---------------=====------------------============--------------------
                         4.25:1                 May 31, 2001
          ----------------------------------------------------------------------
                         4.00:1                 August 31, 2001
          ----------------------------------------------------------------------
                         3.25:1                 November 30, 2001
          ----------------------------------------------------------------------
                         2.75:1                 February 28, 2002 and thereafter
          ======================================================================

          (w) Section 9.3 of the Credit Agreement is hereby amended to read in its entirety as follows:

                 9.3 Fixed Charge Coverage Ratio. The Company shall not permit,
                     ---------------------------
          as of the last day of any period consisting of four consecutive fiscal quarters, its Fixed Charge Coverage Ratio to be less than the ratio applicable to such period, as follows:

          ======================================================================
                        Ratio                               Period Ending
          --------------=====-------------------------------=============-------
                        0.95:1                  May 31, 2001
          ----------------------------------------------------------------------
                        1.05:1                  August 31, 2001
          ----------------------------------------------------------------------
                        1.25:1                  November 30, 2001
          ----------------------------------------------------------------------
                        1.50:1                  February 28, 2002 and thereafter
          ======================================================================

          (x) Section 10.1 of the Credit Agreement is hereby amended by adding subsection (m) as follows:

                 (m) ISF. At any time after the ISF Closing, (i) the Company's
                     ---
          equity or voting interest in ISF shall be less than 50% (subject to casting votes reasonably acceptable to the Agent), or ISF shall have any Indebtedness other than up to $10,000,000 of revolving Indebtedness to Bekaert.

          (y) The Credit Agreement (together with each of the related exhibits, schedules and other Loan Documents) is further amended by substituting "Bank of America, N.A." for "Bank of America National Trust and Savings Association" wherever such words appear, and by substituting "Bank of America" for "BofA" wherever such term appears.

          (z) The Credit Agreement is further amended by deleting "$115,000,000" opposite the name of Bank of America on the signature pages thereof and by deleting "$25,000,000" opposite the name of The Northern Trust Company on the signature pages thereof.

                                  ARTICLE II

                               WAIVER AND CONSENT
                               ------------------



          (a) Waiver. The Banks hereby waive any Default or Event of Default
              ------
     arising from noncompliance by the Company as of February 28, 2001 with the provisions of Section 9.2 (Debt to Cash Flow Ratio) and 9.3 (Fixed Charge Coverage Ratio) of the Credit Agreement (as in effect before giving effect to this Amendment); it being understood that the foregoing waiver is specific in time and in intent and does not constitute, nor shall it be construed as, a waiver of any other right, power or privilege under the Credit Agreement, or under any agreement, contract, indenture, document or other instrument mentioned in the Credit Agreement; nor does the foregoing waiver preclude other or further exercise of any other right, power or privilege, nor shall the waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document, or instrument mentioned in the Credit Agreement, constitute a waiver of any other default of any other term or provision.

          (b) Consent. Notwithstanding the provisions of Article VIII of the
              -------
     Credit Agreement, the Banks hereby consent to the ISF Transaction, provided, however that
     --------  -------

     (i) prior to the ISF Closing, the Company shall have furnished to the Banks a certified copy of the ISF Transaction Agreement and related documents,
     (ii) the ISF Closing is on or before June 1, 2001, (iii) concurrent with the ISF Closing, the Company shall receive ISF Net Cash Proceeds in immediately available funds of not less than $35,000,000, (iv) the Company shall immediately apply all of such ISF Net Cash Proceeds to the payment of the Revolving Loans, (v) concurrent with the ISF Closing, the Combined Commitment shall automatically reduce to $20,000,000 (such reduction to be pro rata among the Banks according to their respective Commitments), (vi) after giving effect to the ISF Closing, the Company's equity and voting interest in ISF shall not be less than 50% (subject to casting votes reasonably acceptable to the Agent), and (vi) after giving effect to the ISF Closing, ISF shall have no Indebtedness except as permitted in Section 10.1(m) of the Credit Agreement as herein amended.

          (c) Release. The Banks further agree that to the extent that the stock
              -------
     of MSC/SFI and/or Solar-Guard International, Inc., is transferred as part of the ISF Transaction, the Guaranties of such Persons pursuant to the Credit Agreement shall be deemed to have been released.

                                  ARTICLE III

                         REPRESENTATION AND WARRANTIES
                         -----------------------------

     The Company hereby represents and warrants to the Banks and the Agent that:

          (a) Authorization, etc. The execution, delivery and performance of
              -------------------
     this Amendment are within the Company's corporate authority, have been duly authorized by all necessary corporate action, have received all necessary consents and approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Certificate of Incorporation or By-laws of the Company or its Subsidiaries, or of any other agreement binding upon the Company or its Subsidiaries or their respective property.

          (b) Validity. This Amendment constitutes the legal, valid, and binding
              --------
     obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          (c) No Default. Except for any Default or Event of Default which will
              ----------
      be cured by this Amendment becoming effective, no Event of Default has occurred and is continuing or will result from this Amendment.

          (d) ISF Transaction. (i) The Company has furnished to the Banks a true
              ---------------
     and correct copy of the ISF Joint Venture Agreement and financial statements representing the MSC/SFI Net Assets, and (ii) if the ISF Closing occurs, the ISF Net Cash Proceeds shall not be less than $35,000,000.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT
                             --------------------

     This Amendment shall become effective as of April 20, 2001 (the "Effective Date"), subject, however, to the receipt by the Agent of the following in form and substance satisfactory to the Agent:

     (a) counterparts of this Amendment (or an executed facsimile copy hereof), executed by the Company and the Banks;

     (b)  evidence of the payment to the Agent in immediately available funds of
(i) an amendment fee for the account of each Bank equal to 25 basis points times such Bank's Commitment (based on a Combined Commitment of $50,000,000), (ii) an arrangement fee for the account of the Agent equal to the arrangement fee set forth in a fee letter between the Company and the Agent, and (iii) all legal fees and expenses of the Agent to the extent theretofore invoiced;

     (c) a certificate of the Secretary or the Assistant Secretary of the Company as to resolutions, and the signatures and incumbency of officers authorized to sign this Amendment;

     (d) an opinion of Kirkland & Ellis, counsel to the Company, as to the due authorization execution and delivery by the Company of this Amendment; and

     (e) a certified copy of the ISF Joint Venture Agreement and the financial statements representing the MSC/SFI Net Assets.

                                   ARTICLE V

                                 MISCELLANEOUS
                                 -------------

     (a)  Restatement (including SwingLine Facility). Promptly following the
          -----------------------------------------
effectiveness of this Amendment, the parties agree to amend and restate the Credit Agreement so as to (i) provide for a $5 million swingline facility by Bank of America (it being understood that such swingline facility shall be a part of the Combined Commitment rather than a separate, independent commitment),
(ii) update schedules, and (iii) reflect the Credit Agreement as amended hereby.

     (b)  Documents Remain in Effect. Except as amended or modified by this
          --------------------------
Amendment, the Credit Agreement remains in full force and effect and the Company confirms that its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Credit Agreement and each of the other Loan Documents are true and correct in all material respects as if made on the date hereof, except where such representation, warranty, agreement or covenant speaks as of a specified date. References to the Credit Agreement in any other document shall be deemed to include a reference to the Credit Agreement as amended or modified hereby, whether or not reference is made to this Amendment.

     (c)  Expenses. The Company covenants to pay to or reimburse the Agent, upon
          --------
demand, for all reasonable costs and expenses (including legal expenses) in connection with the development, preparation, negotiation, execution and delivery of this Amendment and the Loan Documents.

     (d)  Headings. Section headings used in this Amendment are for convenience
          --------
of reference only, and shall not affect the construction of this Amendment.

     (e)  Governing Law. This Amendment shall be a contract made under and
          -------------
governed by the internal laws of the State of Illinois, without giving effect to principles of conflicts of laws.

     (f)  Cumulative Rights. All obligations of the Company and rights of the
          -----------------
Banks and the Agent, that are expressed herein, shall be in addition to and not in limitation of those provided by applicable law.

     (g)  Severability. Whenever possible, each provision of this Amendment
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     (h)  No Forbearance. The Company acknowledges and agrees that the execution
          --------------
and delivery by the Agent and the Banks of this Amendment shall not be deemed
(i) to create a course of dealing or otherwise obligate the Agent or the Banks to forbear or execute similar amendments under the same or similar circumstances in the future, or (ii) to amend, relinquish or impair any right of the Agent or the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

     (i)  Successors and Assigns. This Amendment shall be binding upon and inure
          ----------------------
to the benefit of the parties and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

     (j)  Counterparts. This Amendment may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Company shall bind such Bank or the Company, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

     (k)  Entire Agreement.  This Amendment, together with the Credit Agreement,
          ----------------
contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supercedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 12.1 of the Credit Agreement.

                                 *     *     *

          IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of the date first herein appearing.

                                        MATERIAL SCIENCES CORPORATION


                                        By:   /s/ James J. Waclawik, Sr.
                                              ----------------------------------
                                        Name:     James J. Waclawik, Sr.
                                              ----------------------------------
                                        Title:    CFO
                                              ----------------------------------


                                        BANK OF AMERICA, as Agent


                                        By:   /s/ Kristine D. Hyde
                                              ----------------------------------
                                        Name:     Kristine D. Hyde
                                              ----------------------------------
                                        Title:    Vice President
                                              ----------------------------------


                                        BANK OF AMERICA, N.A., in its individual corporate capacity


                                        By:   /s/ Chris D. Buckner
                                              ----------------------------------
                                        Name:     Chris D. Buckner
                                              ----------------------------------
                                        Title:    Vice President
                                              ----------------------------------


                                        THE NORTHERN TRUST COMPANY


                                        By:   /s/ Fredric McClendon
                                              ----------------------------------
                                        Name:     Fredric McClendon
                                              ----------------------------------
                                        Title:    Vice President
                                              ----------------------------------

                           GUARANTOR ACKNOWLEDGMENT
                           ------------------------


     The undersigned, each a guarantor or third party pledgor with respect to the Company's obligations to the Agent and the Banks under the Credit Agreement, each hereby (i) acknowledge and consent to the execution, delivery and performance by the Company of the foregoing Fourth Amendment to the Credit Agreement ("Amendment"), and (ii) reaffirm and agree that the respective
            ---------
guaranty, third party pledge or security agreement to which the undersigned is party and all other documents and agreements executed and delivered by the undersigned to the Agent and the Banks in connection with the Credit Agreement are in full force and effect, without defense, offset or counterclaim. (Capitalized terms used herein have the meanings specified in the Amendment.)

                                         GUARANTORS
                                         ----------

                                         MSC Pre Finish Metals Inc.
                                         MSC Pre Finish Metals (EGV) Inc.
                                         MSC Pre Finish Metals (MV) Inc.
                                         MSC Pre Finish Metals (MT) Inc.
                                         MSC Laminates and Composites Inc.
                                         MSC Laminates and Composites (EGV) Inc.
                                         MSC Walbridge Coatings Inc.
                                         MSC Specialty Films, Inc.
                                         MSC Pinole Point Steel Inc.
                                         Solar-Gard International, Inc.
                                         MSC Pre Finish Metals (PP) Inc.


Dated: April 20, 2001                    By:    /s/ James J. Waclawik, Sr.
                                                --------------------------------
                                         Title:     CFO
                                                --------------------------------
                                      -15-